UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	June 19, 2008

NATIONAL PATENT DEVELOPMENT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50587	13-4005439
(Commission File Number)	(IRS Employer Identification No.)

10 East 40th Street, Suite 3110, New York, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

(646) 742−1600
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.
Item 2.01            Completion of Acquisition or Disposition of Assets

On June 19, 2008, pursuant to the terms of an Asset Purchase Agreement, dated as of June 16, 2008 (the “Agreement”), by and among National Patent Development Corporation (“Parent”), MXL Industries, Inc., a wholly-owned subsidiary of Parent (“Seller”), MXL Operations, Inc. (“Operations”), MXL Leasing, LP (“Leasing”) and MXL Realty, LP (“Realty” and, collectively with Operations and Leasing, “Buyer”), Buyer purchased substantially all the assets and assumed certain liabilities (except the “Excluded Liabilities,” as defined in the Agreement) of Seller’s optical plastics molding and precision coating business (the “Business”).  As consideration, Seller received approximately $5,200,000 in cash, of which approximately $2,200,000 was utilized to fully pay the bank debt relating to the Business.

Seller also agreed to make a capital contribution to Buyer of $275,000, allocated to each of Operations, Leasing and Realty in a manner so that Seller has a 19.9% interest in the total capital of each of Leasing and Realty and a 40.95% interest in the total capital of Operations.  Operations has the right to issue additional shares which, if issued, would reduce Seller’s interest on a pro rata basis to a minimum of 19.9%.

Investors in Buyer include certain senior managers of the Business.  The consideration was negotiated between the investors in Buyer prior to closing (which investors did not include Seller) and certain senior officers and members of the Board of Directors of Seller.  The consideration was approved by the Boards of Directors of Parent and Seller and by Parent as sole stockholder of Seller.

The Seller and Parent representations and warranties contained in the Agreement include representations regarding the business and the assets of Seller to be conveyed to Buyer, the corporate organization and authorization of Seller and Parent, litigation, compliance with laws, environmental and safety matters and non-contravention of corporate organization documents or violations of law or of any agreements or conflicts with agreements or instruments to which Seller or Parent is a party.

The Buyer representations and warranties contained in the Agreement include customary representations of a purchaser of assets, including corporate organization, authorization, and non-contravention of corporate organization documents or violations of law or conflicts with agreements or instruments to which Operations, Leasing or Realty is a party.

In connection with the Agreement and the transactions contemplated thereby, several other agreements were executed, including:

•	the Stockholders Agreement, dated as of June 16, 2008 (the “Stockholders Agreement”), by and among Operations, Seller and the other stockholders of Operations;

•
the Limited Partnership Agreement of MXL Leasing, LP, dated as of June 16, 2008 (the “Leasing Partnership Agreement”), by and between MXL GP, LLC, the general partner of Leasing, and the limited partners of Leasing, including Seller;

•
the Limited Partnership Agreement of MXL Realty, LP, dated as of June 16, 2008 (the “Realty Partnership Agreement”), by and between MXL GP, LLC, the general partner of Realty, and the limited partners of Realty, including Seller; and

•	the Put and Call Option Agreement, dated as of June 16, 2008 (the “Put and Call Agreement”), by and between Operations, Leasing, Realty and Seller.

The Stockholders Agreement, the Leasing Partnership Agreement and the Realty Partnership Agreement provide Seller with certain registration rights and “tag along” sales rights with regard to Seller’s equity interests in Operations, Leasing and Realty and approval rights with regard to certain transactions of such entities.

The Put and Call Agreement sets forth Seller’s option to require Buyer to purchase Seller’s equity interests in Buyer, and Buyer’s option to require Seller to sell its interests in Buyer, at a cash purchase price determined pursuant to a formula set forth in the Put and Call Agreement.  In each case, these rights commence on the third anniversary of the date of the Put and Call Agreement and do not expire with respect to Buyer until Seller no longer holds an interest in Buyer.

The foregoing is qualified in its entirety by reference to the full text of the Agreement, the Stockholders Agreement, the Leasing Partnership Agreement, the Realty Partnership Agreement and the Put and Call Agreement, which are filed as Exhibits 2.1, 2.2, 2.3, 2.4 and 2.5 hereto and are incorporated herein by reference.

Item 7.01                      Regulation FD Disclosure.

On June 20, 2008, Parent issued a press release regarding the consummation of the transaction contemplated by the Agreement, a copy of which press release is furnished as Exhibit 99 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

2.1	Asset Purchase Agreement, dated as of June 16, 2008, by and among National Patent Development Corporation, MXL Industries, Inc., MXL Operations, Inc., MXL Leasing, LP and MXL Realty, LP
2.2	Stockholders Agreement, dated as of June 16, 2008, by and among MXL Operations, Inc., MXL Industries, Inc. and the other stockholders of MXL Operations, Inc.
2.3	Limited Partnership Agreement of MXL Leasing, LP, dated as of June 16, 2008, by and between MXL GP, LLC and the limited partners of MXL Leasing, LP
2.4	Limited Partnership Agreement of MXL Realty, LP, dated as of June 16, 2008, by and between MXL GP, LLC and the limited partners of MXL Realty, LP
2.5	Put and Call Option Agreement, dated as of June 16, 2008, by and between MXL Operations, Inc., MXL Leasing, LP, MXL Realty, LP and MXL Industries, Inc.
99	Press release, dated June 20, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL PATENT DEVELOPMENT CORPORATION

Date: June 20, 2008	By:	/s/ Ira J. Sobotko
		Name:	Ira J. Sobotko
		Title:	Vice President, Chief Financial Officer, Secretary & Treasurer